[REGENT BANCSHARES LOGO]
                             REGENT BANCSHARES CORP



August 15, 1997


Dear Investor:


     Each share of Common Stock of Regent National Bank (the "Bank") that you purchased in April 1997 at $8.50 per share is exchangeable, at the option of Regent Bancshares Corp ("Regent"), for 1.41666 shares of Common Stock of Regent at any time after two conditions have been met: (1) the closing bid price of Regent Common Stock has equaled or exceeded $12.00 per share for 15 consecutive trading days and (2) the Regent Common Stock issuable upon the exchange has been registered under the Securities Act of 1933.

     Since July 29, 1997, the closing bid price of Regent Common Stock has been $11.00 or better, and was $11.125 on August 13, 1997. Based on an $11.00 price, the exchange rate would result in the issuance to you of Regent Common Stock with a market value of slightly in excess of $15.50 per share and, since Regent's registration statement became effective on August 14, 1997, your Regent Common Stock is freely transferable provided a prospectus is delivered.

     Since we believe it is in Regent's best interest that the Bank be wholly owned once again by Regent and since the market for Regent Common Stock is significantly more liquid than the market for Bank Common Stock, we request that you agree, effective as of the first business day following Regent's receipt of executed counterparts of this letter from the holders of at least 80% of the Common Stock of the Bank sold in April 1997, to the immediate exchange of Regent Common Stock for your Bank Common Stock. If you agree to the immediate exchange of Regent Common Stock for Bank Common Stock and to the waiver of the condition that the closing bid price of the Regent Common Stock shall have equaled or exceeded $12.00 for 15 consecutive days, please so indicate by returning to me by mail or by fax at (215) 546-5790, a copy of this letter signed by you where indicated.

     If you have any questions, please call me at (215) 546- 6500.



                                        Sincerely,

                                        /s/ Robert B. Goldstein
                                        ---------------------------------
                                        Robert B. Goldstein,
                                        President and Chief Executive Officer


     The undersigned hereby agrees to the immediate exchange of Regent Common Stock for Bank Common Stock and waives the condition to the exchange of Regent Common Stock for Bank Common Stock relating to the market price of Regent Common Stock.



August_, 1997


S.E. CORNER 15TH AND WALNUT STREETS o PHILADELPHIA, PA 19102 - (215) 546-6500 o FAX NO. (215) 546-5790

                                                          MEMBER FEDERAL RESERVE